UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2018

uSell.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50494	98-0412432
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 213-6805

Former Address: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Notes

On November 20, 2018, uSell.com, Inc. (the “Company”) raised $4.78 million of convertible promissory notes (the “Convertible Notes”) to certain parties, including the Company’s principal shareholder, a director of the Company, and the father of the Company’s Chief Executive Officer (the “Offering”). The Company has entered into a Securities Purchase Agreement (the “Agreement”) with each purchaser in the Offering. The Convertible Notes bear interest at the rate of 5% per annum, will mature four years from the issuance date and are convertible into the shares of common stock of the Company at $0.30 per share. Interest is to be paid quarterly in shares of common stock of the Company, subject to meeting certain equity conditions, or in cash. Of the $4.78 million the Company raised in the Offering, a director of the Company and the Chief Executive Officer’s father invested $180,000 and $1.2 million, respectively. On November 20, 2018, the Company also delivered to its prior senior secured lender (the “Old Lender”) a $350,000 Convertible Note as partial repayment for its loan. Additionally, Mr. Brian Tepfer, the Company’s former Executive Vice President and director, has agreed to sell up to 3 million shares of common stock of the Company to investors in the Offering (except the Senior Lender) at $0.20 per share based on their pro-rata amount purchased in the Offering.

All payments due under the Convertible Notes will rank junior to the indebtedness owed to the Company’s new senior secured lender (the “Senior Lender”). Until the Senior Lender has been paid in full: (i) the Company may not pay the principal of the Convertible Notes, (ii) generally, no remedies may be enforced by the Convertible Note holders and (iii) the Company may only pay cash interest on the Convertible Notes with the written consent of the Senior Lender.

The Company used a portion of the net proceeds from the sale of the Convertible Notes to repay indebtedness under the Company’s $8,660,000 Second Amended and Restated Secured Term Note (the “Old Note”). The Company intends to use the remaining net proceeds from the sale of the Convertible Notes for working capital, and general corporate purposes. Further details concerning this new loan facility will be contained in a Form 8-K to be filed on or before November 27, 2018.

The Convertible Notes were offered and sold pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Regulation D thereunder. Each investor represented to the Company that such investor is an “accredited investor” as defined in Regulation D of the Securities Act and that the Convertible Notes (and shares underlying the notes) were acquired solely for the investor’s own account and for investment purposes and not with a view to the future sale or distribution of any such securities by the investor.

The above discussion does not purport to be a complete description of the Convertible Notes described in this Current Report on Form 8-K and is qualified in its entirety by reference to the full text of the form of Convertible Note, attached as Exhibit 4.1 to this Current Report on Form 8-K, and the form of Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, in each case incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Convertible Notes is incorporated by reference in this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the Convertible Notes is incorporated by reference in this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Form of Convertible Note dated November 20, 2018

10.1	Form of Securities Purchase Agreement dated November 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USELL.COM, INC.

Date: November 21, 2018	By:	/s/ Nikhil Raman
Name: Nikhil Raman
Title: Chief Executive Officer